CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the references to our firm in the Registration Statement on Form N-1A of Merriman Investment Trust and to the use of our report dated October 19, 2001 on the financial statements and financial highlights of Merriman High Yield Bond Fund, Merriman Growth & Income Fund and Merriman Leveraged Growth Fund, each a series of shares of Merriman Investment Trust. Such financial statements and financial highlights appear in the 2001 Annual Report to Share-holders which is incorporated by reference into the Statement of Additional Information.

                                                TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
January 14, 2002